Contact:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Financial Services Group Executive Leader Role
Created at Sterling Financial Corporation

LANCASTER, PA. (April 25, 2005) – Sterling Financial Corporation, which has broadened its portfolio of financial services over the past six years, has named chief financial officer J. Bradley Scovill to the new post of group executive of the Financial Services Group. Companies in this group offer financial services other than traditional banking services. Scovill’s current chief financial officer responsibilities will be assumed by Tito L. Lima who is joining Sterling on May 23, 2005.

“The creation of this new executive role is a direct result of our ability to successfully execute our corporate strategies. Today, 44 percent of our net income is generated by our non-banking financial services affiliates,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “Our strategy for many years has been to grow Sterling through our core banking affiliates and broaden our menu of financial services through the addition of companies that complement each other. From basic banking, we have expanded into specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting. Brad will be working with these entities to provide corporate level direction and leadership.”

Moyer said Scovill has played a pivotal role in Sterling’s growth and has been involved firsthand in the acquisition of some of the companies that have joined Sterling. Moyer also welcomed Lima to Sterling as chief financial officer.

“Tito has a distinguished record in the financial services field,” Moyer said. “His background fits nicely with our needs as a growing company. He has proven his ability to be successful in today’s increasingly competitive and complex financial services markets. His demonstrated leadership skills are welcomed as we plan Sterling’s future.”

Scovill was appointed chief financial officer of Sterling Financial Corporation in 2002. With Sterling affiliates, he serves as vice chairman of Bank of Hanover, vice chairman of Pennbanks Insurance Company SPC and vice chairman of Sterling Financial Trust Company as well as a member of the boards of directors for Church Capital Management, Bainbridge Securities, Town and Country Leasing and Equipment Finance LLC. Scovill joined Bank of Hanover in 1991 as chief financial officer and was appointed president and chief executive officer in 1994. A native of Wyomissing, Pa., he graduated from Pennsylvania State University with a Bachelor of Science degree in finance.

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Financial Services Group, Sterling Financial Corporation page 2

Lima has been corporate controller of F. N. B. Corporation and CFO at First National Bank of Pennsylvania in Hermitage, Pa. Prior to joining F. N. B., he was with Pittsburgh-based PNC Bank Corp. serving as chief operations officer and chief financial officer of various PNC subsidiaries. He began his banking career in 1989 as a staff accountant/senior financial analyst for PNC Bank in Pittsburgh. He has served as chief financial officer/consumer lending for PNC Bank Corp., controller of PNC Bank in Boston, Mass., controller of private banking with PNC in Pittsburgh and controller of PNC Bank in New York, N. Y. A native of Brazil, Lima graduated from Robert Morris College in Pittsburgh with a Bachelor of Science degree in finance and from Duquesne University with a master’s degree with a concentration in accounting.

Sterling Financial Corporation was named one the 50 fastest growing companies in Central Pennsylvania in 2004 by the Central Penn Business Journal and the accounting firm Seligman, Friedman & Company, P. C. This is the third consecutive year that Sterling has received this recognition. For 2004, Sterling was 17th on the list, following prior rankings in 2003 and 2002 of 23rd and 43rd respectively.

With assets of approximately $2.7 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling’s affiliate banks offer a full range of banking services in south-central Pennsylvania, northern Maryland, and northern Delaware. Other Sterling affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; human resources consulting; and correspondent banking services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & County Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services) and Church Capital Management, LLC (registered investment advisor) with combined assets under administration of $2.1 billion and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the company being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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